UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]	Definitive Information Statement

Trust for Professional Managers

(Name of Registrant As Specified In Its Charter)

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IMPORTANT NEWS ABOUT THE PMC CORE FIXED INCOME FUND

July 16, 2009

To the Shareholders of the PMC Core Fixed Income Fund:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the recent change in ownership of Lehman Brothers Asset Management LLC (“LBAM”), a sub-adviser to the PMC Core Fixed Income Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”).

As described in the enclosed Information Statement, effective May 4, 2009, LBAM has been acquired by Neuberger Berman Group LLC (“NBG”).  Under the Investment Company Act of 1940, as amended, the acquisition of LBAM by NBG resulted in the assignment and automatic termination of the sub-advisory agreement between Envestnet Asset Management, Inc. (“Envestnet”), the Fund’s investment adviser, and LBAM.  In addition, on May 4, 2009, LBAM changed its name to Neuberger Berman Fixed Income LLC (“NBFI”) in connection with the acquisition.  Accordingly, Envestnet has entered into a new sub-advisory agreement with NBFI, which incorporates the same terms and conditions included in the terminated agreement with LBAM.  The sub-advisory agreement with NBFI was approved by the Trust’s Board of Trustees in accordance with an exemptive order granted to the Fund by the Securities and Exchange Commission effective as of September 26, 2007.   The enclosed Information Statement provides more information about NBFI.  Please take a few moments to read this document.  Call us at (866) PMC-7388 if you have any questions or would like additional information.

On behalf of Envestnet, I thank you for your continued investment.

Sincerely,

Brandon Thomas
President and Chief Investment Officer
Envestnet Asset Management, Inc.

(ENVESTNET ASSET MANAGEMENT LOGO)

PMC CORE FIXED INCOME FUND
A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 E. MICHIGAN STREET
MILWAUKEE, WI 53202

__________________________
INFORMATION STATEMENT

NOTICE OF SUB-ADVISER CHANGE

This Information Statement is being mailed on or about July 17, 2009 to shareholders of record as of June 17, 2009 (the “Record Date”).  The Information Statement is being provided to shareholders of the PMC Core Fixed Income Fund (the “Fund”), a series of the Trust for Professional Managers (the “Trust”), 615 E. Michigan St. Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund, the Trust and the investment adviser to the Fund, Envestnet Asset Management, Inc. (the “Adviser”), received from the Securities and Exchange Commission (“SEC”). The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to shareholders of the Fund.  The Board reviews the Fund’s sub-advisory agreements annually. The Fund will bear the expenses incurred with the preparation of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER AND ITS ADVISORY AGREEMENT

Envestnet Asset Management, Inc. located at 35 East Wacker Drive, Suite 2400, Chicago, IL 60601 serves as investment adviser to the following five funds (the “PMC Funds”), all of which are series of the Trust:

PMC Large Cap Growth Fund
PMC Large Cap Value Fund
PMC Small Cap Core Fund
PMC International Equity Fund
PMC Core Fixed Income Fund

The Adviser entered into an Investment Advisory Agreement dated June 26, 2007 (the “Advisory Agreement”) with the Trust to serve as the investment adviser to the PMC Funds.  The Advisory Agreement was submitted to a vote of the initial shareholder of the Fund on September 28, 2007, and to a vote of the initial shareholders of each of the other PMC Funds on October 31, 2007.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of a PMC Fund’s outstanding voting securities and by a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.  The Advisory Agreement is terminable without penalty by the Trust on behalf of a PMC Fund or by vote of a majority of the outstanding voting securities of the PMC Fund, upon 60 days’ written notice when authorized either by a majority vote of a PMC Fund’s shareholders or by a vote of a majority of the Board, or by the Adviser upon 60 days’ written notice, and will automatically terminate in the event of its “assignment,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the PMC Funds or any shareholder of the PMC Funds for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the PMC Funds.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives the following management fee from the Fund:

Advisory Fee (as a percentage of average daily net assets)
PMC Fund	$2.5 billion or less	More than $2.5 billion but less than $5 billion	$5 billion or more
Core Fixed Income Fund	0.80%	0.775%	0.75%

From each PMC Fund’s management fees, the Adviser pays that PMC Fund’s sub-advisers a sub-advisory fee.  The Adviser currently utilizes nine sub-advisers, not all of which are currently active in managing one or more of the PMC Funds.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisers on an ongoing basis.  Factors the Adviser considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

Each sub-adviser serves pursuant to a separate sub-advisory agreement under which the sub-adviser manages a portion of the applicable PMC Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

Effective May 4, 2009, Lehman Brothers Asset Management LLC (“LBAM”) was acquired by Neuberger Berman Group, LLC (“NBG”).  Under the 1940 Act, the acquisition of LBAM by NBG resulted in the assignment and automatic termination of the sub-advisory agreement between the Adviser and LBAM (the “LBAM Sub-Advisory Agreement”).  The acquisition of LBAM by NBG, described further below, is not expected to affect in any way the day-to-day management of the Fund.  Furthermore, as a result of the acquisition of LBAM by NBG, LBAM has changed its name to Neuberger Berman Fixed Income LLC (“NBFI”).  Hereinafter, LBAM is referred to as “NBFI”.

In order for NBFI to serve as a sub-adviser to the Fund after the termination of the LBAM Sub-Advisory Agreement, it was necessary for the Adviser to enter into a new sub-advisory agreement with NBFI (the “NBFI Sub-Advisory Agreement”), which incorporates the same terms and conditions included in the LBAM Sub-Advisory Agreement.  At a meeting of the Board held on March 11, 2009 and attended in person by all members of the Board, independent legal counsel to the trustees who are not interested persons of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), reviewed with the Board various factors relevant to the Board’s consideration of the NBFI Sub-Advisory Agreement and the Board’s legal responsibilities related to such consideration. Following an analysis and discussion of the factors identified below, the Board, including the Independent Trustees, unanimously approved the NBFI Sub-Advisory Agreement:

Nature, Extent and Quality of Services Provided by NBFI:  The Board considered: (i) NBFI’s organization; (ii) its favorable history, reputation, qualification and background, as well as the qualifications of its personnel; (iii) the expertise that NBFI offers in providing portfolio management services to other similar portfolios and the performance history of those portfolios; (iv) its proposed investment strategy for the Fund; (v) its long- and short-term performance relative to comparable mutual funds and unmanaged indexes; and (vi) its compliance program. The Board specifically took into account NBFI’s investment process, noting that there would be no changes to the investment process utilized by the firm prior to the acquisition. The Board also discussed the acceptability of the terms of the NBFI Sub-Advisory Agreement, noting the substantial similarity to the terms of the sub-advisory agreement with the Fund’s other sub-adviser, and noting that the terms were identical to terms of the LBAM Sub-Advisory Agreement. The Board also discussed NBFI’s back-office, compliance and operational capabilities. Based on the foregoing, and based on other information received (both oral and written, including the information on investment performance referenced below) and other considerations, the Board concluded that NBFI continued to be in a position to provide high quality services to the Fund following the acquisition by NBG.

Investment Performance of NBFI:  For purposes of evaluating the nature, extent and quality of services provided by NBFI, the Board carefully reviewed NBFI’s strong performance history. In this regard, the Board accorded weight to NBFI’s other similarly managed accounts’ absolute and relative returns (versus the Fund’s benchmarks) over one- and three-year periods. The Board concluded that, in light of the market conditions, NBFI performed favorably.

Costs of Services Provided:  The Board reviewed the proposed levels of sub-advisory fees, noting that the proposed fees would be paid by the Adviser and would not impact the fees paid by the Fund or any other PMC Fund and were identical to the fees under the LBAM Sub-Advisory Agreement. Additionally, the Board observed that the proposed fee levels were comparable to those charged by the Fund’s other sub-adviser. The Board concluded that the proposed NBFI sub-advisory fee levels were reasonable.

Profitability and Economies of Scale to be Realized:  The Board recognized that, because NBFI’s fees would be paid by the Adviser and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Advisory Agreement, which is expected to be separately considered at a meeting of the Board prior to the expiration of the Advisory Agreement in September 2009.

Based on the foregoing, the Board, including all of the Independent Trustees, concluded that the fees payable under the NBFI Sub-Advisory Agreement were fair and reasonable in light of the proposed services to be provided.  In reaching this conclusion, no single factor was determinative.

INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENT WITH NBFI

Effective May 4, 2009, LBAM was acquired by NBG. In addition, on May 4, 2009, LBAM changed its name to NBFI in connection with the acquisition.  On March 11, 2009, the Board approved the NBFI Sub-Advisory Agreement on behalf on the Fund, effective May 4, 2009.

The terms and conditions of the NBFI Sub-Advisory Agreement are identical to the terms and conditions of the LBAM Sub-Advisory Agreement.  Under the NBFI Sub-Advisory Agreement, as under the LBAM Sub-Advisory Agreement, NBFI will, subject to the supervision and review of the Adviser and the Board and in accordance with the fundamental polices, investment objectives, and investment restrictions of the Fund and applicable laws and regulations, make investment decisions with respect to the purchase, retention and disposition of portfolio securities and other assets for a designated portion of the Fund’s assets.  As with the LBAM Sub-Advisory Agreement, the NBFI Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter for additional periods not exceeding one year so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Trustees, specifically approves its continuance at least annually, at a meeting called for the purpose of voting on such approval.  The NBFI Sub-Advisory Agreement, as with the LBAM Sub-Advisory Agreement, also can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, NBFI, or by a vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the non-terminating party or parties.  Similar to the LBAM Sub-Advisory Agreement, the NBFI Sub-Advisory Agreement terminates automatically in the event of an assignment, as that term is defined under the 1940 Act.

Under the NBFI Sub-Advisory Agreement, as under the LBAM Sub-Advisory Agreement, NBFI’s fees are based on the assets constituting that portion of the Fund’s portfolio that NBFI is responsible for managing.  Under the NBFI Sub-Advisory Agreement, as with the LBAM Sub-Advisory Agreement, NBFI’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund.  The fees NBFI receives are included in the Adviser’s advisory fees set forth below.  The table below illustrates the aggregate sub-advisory fees paid by the Adviser on behalf of the Fund to the sub-advisers responsible for the Fund’s management for the fiscal period ended August 31, 2008:

PMC Fund	Sub-Advisory Fees (total dollar amount)	Sub-Advisory Fees (as a percentage of net assets)
Core Fixed Income Fund	$147,291	0.23%

The Adviser has contractually committed to waive its advisory fees or reimburse fund expenses to the extent necessary to maintain the net operating expense ratio, excluding acquired fund fees and expenses, interest, taxes and extraordinary expenses, of the Fund at 1.00% of the Fund’s average net assets, for at least an initial three-year term beginning with the Fund’s commencement of operations, subject to annual re-approval of the agreement by the Board.  In addition, the Adviser may voluntarily agree to waive a portion of the fees payable to it above and beyond any amount waived under such agreement.  For the fiscal year ended August 31, 2008, the Fund paid the Adviser $471,304 in advisory fees, of which the Adviser waived $344,829.

INFORMATION ABOUT NBFI

NBFI is incorporated under the laws of the state of Delaware. It is a wholly owned subsidiary of NBG, and is a SEC-registered investment adviser. It provides a broad range of investment advisory services to meet the needs of its clients with diverse investment objectives. As of March 31, 2009, NBFI had approximately $79 billion under management. NBFI’s principal offices are located at 190 South LaSalle Street, Suite 2400, Chicago, IL 60603.  NBG’s principal offices are located at 605 Third Avenue, New York, NY 10158.

The following table provides information on the principal executive officers and directors of NBFI:

Name and Address*	Title and Principal Occupation
Lori A. Loftus	Chief Compliance Officer
Bradley C. Tank	Chief Executive Officer and Director
Joseph V. Amato	Director
Andrew A. Johnson	Director
* The principal mailing address of each individual is that of NBFI’s principal offices as stated above.

Mr. Andrew A. Johnson serves as lead Portfolio Manager of the segment of the portion of the Fund’s portfolio that is sub-advised by NBFI. Mr. Johnson is a Managing Director and board member of NBFI.  Mr. Johnson joined the predecessor firm to NBFI in 1989. He is the Head of Investment Grade Fixed Income and lead Portfolio Manager for multiple Core Bond portfolios.  He is the Chief Investment Officer for Investment Grade strategies with responsibility for the overall direction of the investment process and research.  Mr. Johnson leads the senior investment team that sets overall portfolio strategy, and serves on numerous investment grade sector specialty teams.  Prior to joining the predecessor firm of NBFI, Mr. Johnson was a manager of financial planning and analysis at Illinois Bell.  Previously, he had been an R&D engineer at Northrop Defense Systems Division.  Mr. Johnson earned his BS and MS degrees in Electrical Engineering at the Illinois Institute of Technology and his MBA from the University of Chicago.

Other Investment Companies Advised or Sub-Advised by NBFI.  NBFI currently acts as adviser or sub-adviser to the following registered investment companies having similar investment objectives and policies to those of the Fund. The table below also states the approximate size of the funds as of May 29, 2009, and the current advisory or sub-advisory fee rate for the funds as a percentage of average daily net assets.

Fund	Net Assets as of May 29, 2009	Advisory/Sub-Advisory Fee Rate
Sub-Advised Fund A(1)	$114.5 million	0.20% on the first $250 million 0.175% on the next $500 million 0.15% on assets over $750 million
(1) For confidentiality purposes, the name of the sub-advised relationship has been omitted.  The sub-advised fund listed above represents an account managed in a similar fashion to the Fund.  Sub-Advised fees are based on a number of factors, including the asset size of the account and overall relationship, capacity, and other operational factors.

BROKERAGE COMMISSIONS
For the fiscal period ended August 31, 2008, the Fund paid $1,027 in brokerage commissions.

ADDITIONAL INFORMATION ABOUT THE FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

Foreside Fund Services, LLC, a subsidiary of the Foreside Financial Group, located at Three Canal Street, Suite 100, Portland, ME 04101, serves as the principal underwriter and distributor of the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 N. River Center Drive, Suite 302 Milwaukee, WI  53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund's most recent annual report and semi-annual report are available on request, without charge, by writing to PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or calling (888) PMC-7338.

RECORD OF BENEFICIAL OWNERSHIP

As of the Record Date, the following shareholders beneficially owned greater than 5% of the shares of the Fund:

Control Persons of the Fund
Name	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
National Financial Services, LLC For the Benefit of Its Customers 200 Liberty Street One World Financial Center New York, NY 10281-1003	54.87%	Record	Fidelity Management & Research Co.	DE
Pershing LLC For the Benefit of Its Customers PO Box 2052 Jersey City, NJ 07303-2052	40.02%	Record	The Bank of New York Mellon Corporation	NY

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by contacting the Fund in writing at PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI or by calling (888) PMC-7338.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting the Fund at the same address or telephone number.